UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2025

CIPHER MINING INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39625	85-1614529
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Vanderbilt Avenue Floor 54
New York, New York		10017
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (332) 262-2300

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	CIFR	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per whole share	CIFRW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into or Amendment of a Material Definitive Agreement.

Amendment of Bitmain Contract

On May 16, 2025, Cipher Mining Inc. (the “Company”), through its wholly-owned subsidiaries Cipher Mining Infrastructure LLC (“CMI”), a Delaware limited liability company, and Cipher Black Pearl LLC (“CBP”), a Delaware limited liability company, entered into an Amendment Agreement and Deed of Novation to the Future Sales and Purchase Agreement (the “2025 Amendment”) with Bitmain Technologies Delaware Limited (“Bitmain”), which amends that certain Future Sales and Purchase Agreement, dated December 16, 2023, as amended by that certain Supplemental Agreement, dated June 5, 2024, that certain Amendment Agreement, dated July 10, 2024 and that certain Notice of Exercise dated February 5, 2025 (together, the “Original Agreement”).

The 2025 Amendment provides that all miners remaining to be delivered under the Original Agreement will be delivered by June 23, 2025, in exchange for the Company’s early payment of the remaining payments outstanding under the Original Agreement. The Company will fulfill such payment obligation by transferring to Bitmain a lump-sum payment of $108,192,217.75 (the “Revised Payment Amount”), a 10% reduction from the $120,213,575.28 (the “Original Payment Amount”) due under the Original Agreement, within 14 days following the execution of the 2025 Amendment (the “Revised Payment Date”). Approximately $27 million of the Revised Payment Amount will satisfy remaining payment obligations in respect of machines delivered in 2024. The 2025 Amendment also provides the Company an option to purchase from Bitmain an amount of bitcoin in equivalent value as the Revised Payment Amount on the Revised Payment Date at the price of the Original Payment Amount (to be exercised in two tranches by August 30, 2025 and November 30, 2025).

Additionally, the 2025 Amendment novated the Original Agreement by transferring all rights and obligations of CMI under the Original Agreement to CBP.

Item 8.01.	Other Events.

By prepaying obligations, pursuant to the 2025 Amendment described in Item 1.01, that normally would come due between now and November, the Company has the opportunity to significantly reduce the remaining amounts it owes to rig manufacturers and offset a portion of expected tariffs, including a 10% reduction in the agreed price to be paid to the rig manufacturer. The Company aims to energize Phase 1 of its Black Pearl data center in June 2025 and the mining rigs are expected to arrive in July 2025. The Company intends to significantly reduce further capex overhang by prepaying these obligations.

Additionally, on May 20, 2025, the Company issued a press release announcing that it intends to offer, subject to market and other conditions, $150 million aggregate principal amount of convertible senior notes due 2030 (the “notes”) in a public offering registered under the Securities Act of 1933, as amended; and concurrent with the offering of the notes, Morgan Stanley & Co. LLC, acting on behalf of itself and/or its affiliates, intends to offer, in a separate, underwritten offering, a number of shares of the Company’s common stock borrowed from third parties, to facilitate hedging transactions (whether physical and/or through derivatives) by some of the purchasers of the notes.

A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

This Current Report on Form 8-K does not constitute an offer to sell or a solicitation of an offer to buy shares or any other security and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale would be unlawful.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release of the Company, dated May 20, 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cipher Mining Inc.

Date: May 20, 2025	By:	/s/ Tyler Page
Tyler Page
Chief Executive Officer